Exhibit 5.2

ROPES & GRAY 60 LUDGATE HILL LONDON EC4M 7AW UNITED KINGDOM WWW.ROPESGRAY.COM

28 June 2024

Kiniksa Pharmaceuticals International, plc

Third Floor, 23 Old Bond Street,

London, United Kingdom, W1S 4PZ

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

1.             Introduction

We have acted as English law legal advisers to Kiniksa Pharmaceuticals International, plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with registering the offer and sale of up to $400,000,000 in aggregate by the Company of the following securities: (i) A ordinary shares with a nominal value of $0.000273235 per share (the “A Ordinary Shares”) in the capital of the Company, (ii) preferred shares in the capital of the Company (the “Preferred Shares” and, together with the A Ordinary Shares, “Shares”, which term includes any A Ordinary Shares or Preferred Shares to be issued pursuant to the conversion, exchange or exercise of any other Securities); (iii) debt securities of the Company (the “Debt Securities”), (iv) warrants representing the right to receive or the obligation to sell, upon exercise, a number of A Ordinary Shares, Preferred Shares or Debt Securities (“Warrants”) and (v) units of the Company consisting of two or more of any combination of A Ordinary Shares, Preferred Shares, Warrants and Debt Securities (“Units” and collectively with the A Ordinary Shares, the Preferred Shares, the Debt Securities and the Warrants, the “Securities”).

2.             Documents Examined and Searches conducted

2.1           For the purpose of giving this opinion, we have examined the following documents and records, and made the following searches and enquiries:

(a)	a copy of the Registration Statement to be filed with the Securities and Exchange Commission on 28 June 2024, as amended;

(b)	copies of the Company’s certificate of incorporation and articles of association, each existing as at the date of this opinion;

(c)	copies of the minutes of the general meeting of the shareholders of the Company held on 27 June 2024;

Ropes & Gray International LLP is a limited liability partnership registered in Delaware, United States of America and is a recognised body authorised and regulated by the Solicitors Regulation Authority (with registered number 521000).

(d)	copies of the written resolutions of the board of directors of the Company dated 28 June 2024;

(e)	the results of our online search on 28 June 2024 at 8.00 a.m. (UK) of the Company’s public records held by the UK Registrar of Companies (the “Company Search”); and

(f)	the results of our enquiry by telephone at the Companies Court in London of the Central Index of Winding Up Petitions on 28 June 2024 at 11.21 a.m. (UK) with respect to the Company (the “Winding up Search”).

2.2            The documents, records, searches and enquiries referred to above are the only documents and records we have examined and the only searches and enquiries we have carried out for the purposes of giving this opinion.

3.              Scope

3.1            This opinion is limited to (i) the laws of England and Wales as applied by the English courts as at the date of this letter; and (ii) those facts and circumstances which exist as at the date of this letter and we do not undertake to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in law or HM Revenue & Customs practice which may occur after the date of this letter, or to inform the addressees of any change in circumstances happening after the date of this letter which would alter the opinions expressed in this letter. We have not investigated, and do not express or imply any opinion in relation to, the laws of any other jurisdiction and we do not express any opinion on European Community law as it affects any jurisdiction other than England and Wales.

3.2            We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this letter that may affect the opinion expressed herein.

3.3            The opinion given in this letter is strictly limited to the matters stated in paragraph 5 and does not extend to, and is not to be read as extended by implication to, any other matters. We have not been responsible for verifying whether statements of fact (including, without limitation, foreign law), opinion or intention in the documents referred to in paragraph 2.1 above or any related documents are accurate, complete or reasonable. We express no opinion as to whether a foreign court (applying its own conflict law) will act in accordance with any agreement by the Company in connection with the issuance of the Shares as to jurisdiction and/or law. To the extent that the laws of any foreign jurisdictions may be relevant, we have made no independent investigation of such laws, and this opinion is subject to the effect of such laws. We express no opinion as to matters of fact.

3.4            This opinion shall be governed by and construed in accordance with English law.

4.               Assumptions

In giving this opinion, we have assumed:

4.1            the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies and whether in electronic form or otherwise) and that such documents remain accurate, up to date and have not been amended or any provision thereof varied or waived since the date of submission to us;

4.2            that all copy documents submitted to us are complete and conform to the originals;

4.3            that on each date of the allotment and issue of the Securities (each an “Allotment Date”) the Company has complied with all applicable laws to allot and issue the Securities and the Company has received such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium;

4.4            that the information revealed by the Company Search was and remains complete, accurate and up to date in all respects as at the date of this letter and will so remain as at the Allotment Dates;

4.5            that the information revealed by our Winding up Search was accurate in all respects and has not since the time of such enquiry been altered;

4.6            that no additional matters would have been disclosed by company searches at the UK Registrar of Companies or the Companies Court being carried out since the carrying out of the searches and enquiries referred to in paragraph 2.1 above which would affect the opinion stated below and that the particulars disclosed by our searches and enquiries are true, accurate, complete and up to date;

4.7            that no step has been taken to wind up, strike off or dissolve the Company or appoint an administrator or receiver or nominee or supervisor in respect of a company voluntary arrangement or similar official in respect of the Company or any of its assets or revenues or to obtain a moratorium which has not been revealed by our searches referred to above;

4.8            that the term “non-assessable”, which has no recognised meaning in English law, for the purposes of this letter means that, under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional assessments or calls for further funds by the Company or any other person;

4.9            that the directors as at the time of the Allotment Dates will be duly authorised pursuant to the articles of association of the Company as in force at the time of the Allotment Dates, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot and issue Shares on a non pre-emptive basis;

4.10         that the form and terms of any and all Securities (including, without limitation, the designation, powers, preferences, rights, qualifications, limitations and restrictions of Preferred Shares) or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto (in the case of the Warrants and Units), the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in England and Wales;

4.11         that all necessary corporate action will be taken to authorise and approve any issuance of Securities (including, if Preferred Shares are to be issued, all necessary corporate action to establish one or more series of Preferred Shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

4.12         that the applicable purchase, underwriting or similar agreement and any other agreement or other document relating to any Security will be valid and binding in accordance with its terms pursuant to its governing law; and

4.13         that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the Board of Directors, the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto).

5.              Opinion

Based upon the foregoing and subject to any matters not disclosed to us and to the assumptions and qualifications set out in this letter, we are of the opinion that the Shares will be duly authorised, validly issued, fully paid and non-assessable when: (i) the issuance and sale of the Shares have been duly authorised by all necessary corporate action of the Company; (ii) the purchase price of the Shares are fully paid up; (iii) the Registration Statement, as finally amended, shall have become effective under the Securities Act; and (iv) valid entries in the books and registers of the Company have been made. The Shares covered in the opinion in this paragraph includes any Shares that may be issued upon exercise, conversion or exchange pursuant to the terms of any other Securities.

6.              Qualifications

The opinion given in this letter is subject to the qualifications and reservations set out below.

6.1           The Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding up of the Company;

(b)	an administration order has been made;

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(d)	a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, there may be a delay in the relevant notice appearing on the file of the company concerned.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented, or whether or not any documents for the appointment of, or notice of intention to appoint, an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court.

6.2            The Winding up Search relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding- up order by a court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(a)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Index of Winding Up Petitions immediately;

(b)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Index of Winding Up Petitions;

(c)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Index of Winding Up Petitions, and the making of such order may not have been entered on the records immediately;

(d)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(e)	with regard to winding-up petitions, the Central Index of Winding Up Petitions may not have records of winding-up petitions issued prior to 1994.

7.             Consent to Filing

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray International LLP

Ropes & Gray International LLP